CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-125751 on Form N-1A of our reports dated February 23, 2022, relating to the financial statements and financial highlights of First Trust Dividend Strength ETF (formerly known as First Trust Total US Market AlphaDEX® ETF), appearing in the Annual Reports on Form N-CSR for First Trust Exchange-Traded Fund as of and for the period ended December 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Miscellaneous Information” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 27, 2022